CENTRAL COAST BANCORP


            CENTRAL COAST BANCORP ANNOUNCES 5/4 STOCK SPLIT


PRESS RELEASE                   Contact:   Robert Stanberry
                                           Chief Financial Officer
For release 9:00am EST                     (831) 422-6642
                                           rstanberry@community-bnk.com


Salinas, California -- January 29, 2002. At its regularly scheduled meeting on January 28, 2002, the Board of Directors of Central Coast Bancorp (NASDAQ/CCBN) approved a five-for-four stock split. Shareholders will receive one (1) additional share of Common Stock for every four (4) shares outstanding. The dividend is payable on February 28, 2002 to holders of record at the close of business on February 14, 2002.

Nick Ventimiglia, President and CEO, noted that this will be the 16th stock dividend or split in the nineteen years of the Company's existence. The Board feels the split will help improve market liquidity of its common shares, as total shares outstanding will increase to approximately 8,964,000 shares from 7,171,000 at December 31, 2001. An investor who bought 1,000 shares of Community Bank of Central California stock when the Company was organized in 1982, would now have 11,880 shares, or 14,850 after the coming stock split. If purchased at the initial offering of $10 a share, or $10,000, the stock would be worth $280,368 at yesterday's closing price of $23.60. This represents a 19.18% compounded rate of return.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City, in the Santa Cruz County community of Watsonville and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.





               301 Main Street, Salinas, California 93901


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